Exhibit 3.(a)(i)

CERTIFICATE OF INCORPORATION

OF

J. L. HALSEY CORPORATION

THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the corporation is J. L. Halsey Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle 19801. The name of the Corporation’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: (A) The total number of shares of capital stock which the Corporation shall have authority to issue is 220,000,000 shares divided into (i) 200,000,000 shares of common stock, $.01 par value per share (“Common Stock”) and (ii) 20,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”).

(B) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series thereof, the shares of each class or series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such class or series, adopted by the board of directors of the Corporation (the “Board of Directors”) as hereinafter provided.

(C) Authority is hereby expressly granted to and vested in the Board of Directors, subject to the provisions of this Article Fourth and to the limitations prescribed by the DGCL, to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each such class or series to fix by resolution or resolutions providing for the issue of such class or series the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each class or series thereof shall include, but not be limited to, the determination or fixing of the following:

(1) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of capital stock;

(2) the number of shares to constitute the class or series and the designations thereof;

(3) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(4) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property) and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(5) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(6) the dividend rate, whether dividends are payable in cash, securities of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of capital stock, whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

(7) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(8) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of capital stock, securities, or other property of the Corporation or any other entity and the conversion price or prices, ratio or ratios, or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(9) such other special rights and protective provisions with respect to any class or series the Board of Directors may provide.

FIFTH: (A) TRANSFER AND OWNERSHIP RESTRICTIONS. In order to preserve the net operating loss carryforwards (including any “net unrealized built-in loss”, as defined under applicable law), capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and other tax benefits (collectively, the “Tax Benefits”) to which the Corporation or any member of the Corporation’s “affiliated group” as that term is used in Section 1504 of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (collectively, the “Code”), is or becomes entitled prior to the Expiration Date (as hereinafter defined) pursuant to the Code and the Treasury Regulations promulgated thereunder, as amended from time to time (“Treasury Regulations”) or any applicable state statute, the following restrictions shall apply until the earlier of (x) January 1, 2022, (y) the repeal of Section 382 of the Code if the Board of Directors determines that the restrictions in this Article Fifth are no longer necessary for the preservation of the Tax Benefits, or (z) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or later date in accordance with Section (E) of this Article Fifth. (The date on which the restrictions of this Article Fifth expire hereunder is sometimes referred to herein as the “Expiration Date”).

(1) Definitions. For purposes of this Article Fifth:

(a) “Merger” shall mean the merger of NAHC, Inc., a Delaware corporation and the sole stockholder of the Corporation, with and into the Corporation with the Corporation as the surviving entity;

(b) “Option” shall have the meaning set forth in Treasury Regulation Section 1.382-4;

(c) a “Person” for purposes of this Article Fifth shall mean any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization (including the Corporation), or any other entity described in Treasury Regulation Section 1.382-3(a)(1)(i);

(d) a “Prohibited Ownership Percentage” shall mean any Stock ownership that would cause a Person or Public Group to be a “5-percent shareholder” of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1)(i) or (ii); for this purpose, whether a Person or Public Group would be a “5-percent shareholder” shall be determined (i) without giving effect to the following provisions: Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii), (ii) by treating every Person or Public Group which owns Stock, whether directly or by attribution, as directly owning such stock notwithstanding any further attribution of such Stock to other Persons and notwithstanding Treasury Regulation Section 1.382-2T(h)(2)(i)(A), (iii) by substituting the term “Person” in place of “individual” in Treasury Regulation Section 1.382-2T(g)(1), (iv) by taking into account ownership of Stock at any time during the “testing period” as defined in Treasury Regulation Section 1.382-2T(d)(1), and (v) by treating each day during the testing period as if it were a “testing date” as defined in Treasury Regulation Section 1.382-2(a)(4)(i); in addition, for the purpose of determining whether any Person or Public Group has a Prohibited Ownership Percentage as of any date, an Option to acquire Stock shall be treated as exercised only to the extent such exercise would cause an increase in ownership of Stock by such Person or Public Group;

(e) a “Public Group” shall have the meaning contained in Treasury Regulation Section 1.382-2T(f)(13);

(f) “Stock” shall have the meaning set forth in Treasury Regulation Section 1.382-2(a)(3), and shall include all Options to acquire Stock;

(g) “Transfer” shall mean any conveyance, by any means, of legal or beneficial ownership (direct or indirect) of shares of Stock, whether such means are direct or indirect, voluntary or involuntary, including, without limitation, the transfer of any ownership interest in any entity that owns (directly or indirectly) shares of Stock (and any reference in this Article Fifth to a Transfer of Stock shall include any Transfer of any interest in any such entity and references to the Persons to whom Stock is Transferred shall include Persons to whom any interest in any such entity shall have been Transferred); and

(h) “Transferee” means any Person to whom Stock is Transferred.

(2) Prohibited Transfers. From and after the effective time of the Merger, no Person shall Transfer any Stock to any other Person to the extent that such Transfer, if effected: (a) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; (b) would increase the Stock ownership percentage (determined in accordance with Section 382 of the Code and the Treasury Regulations thereunder) of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage; or (c) would create, under Treasury Regulation Section 1.382-2T(j)(3)(i), a new Public Group; provided, however, that none of the following shall be considered a Prohibited Transfer for purposes of this Article Fifth: (i) the conversion into Stock of all or any portion of the outstanding amount, including any and all principal and accrued interest, of that certain 10% convertible subordinated note, dated as of September 27, 2000, issued by the Corporation to the president of the Corporation as payee thereunder, (ii) the exercise by John H. Foster of his option to acquire 1,640,000 shares of NAHC, Inc. common stock, which option shall have been assumed by the Corporation pursuant to the Merger, or (iii) the acquisition of Common Stock pursuant to the Merger by LDN Stuyvie Partnership.

(3) Board of Directors Consent to Certain Transfers. The Board of Directors may permit any Transfer of Stock that would otherwise be prohibited pursuant to subparagraph (A)(2) of this Article Fifth if information relating to a specific proposed transaction is presented to the Board of Directors and the Board of Directors determines that, based on the facts in existence at the time of such determination, such transaction will not delay, prevent or otherwise jeopardize the Corporation’s then current or future ability to materially utilize its Tax Benefits. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such a Transfer, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through such Transfer; provided, however, that any such restrictions shall be consented to by such Transferee and the certificates representing such Stock shall include an appropriate legend.

(4) Waiver of Restrictions. Notwithstanding anything herein to the contrary, the Board of Directors may waive any of the restrictions contained in subparagraph (A)(2) of this Article Fifth in any instance in which the Board of Directors determines that a waiver would be in the best interests of the Corporation, notwithstanding the effect of such waiver on the Tax Benefits.

(B) PURPORTED TRANSFER IN VIOLATION OF TRANSFER RESTRICTIONS. Unless the approval or waiver of the Board of Directors is obtained as provided in subparagraphs (A)(3) or (A)(4) of this Article Fifth, any purported Transfer of Stock in excess of the shares that could be Transferred to the Transferee without restriction under subparagraph (A)(2) of this Article Fifth shall be null and void and shall not be effective to Transfer record, legal, beneficial or any other ownership of such excess shares (the “Prohibited Shares”) to the purported acquiror of any form of such ownership (the “Purported Acquiror”), who shall not be entitled to any rights as a stockholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). Any purported record, beneficial, legal or other owner of Prohibited Shares shall be deemed to be a “Purported Acquiror” of such Prohibited Shares. If there is more than one Purported Acquiror with respect to certain Prohibited Shares (for example, if the Purported Acquiror of record ownership of such Prohibited Shares is not the Purported Acquiror of beneficial ownership of such Prohibited Shares), then references to “Purported Acquiror” shall include any or all of such Purported Acquirors, as appropriate. Subparagraphs (B)(1) and (B)(2) below shall apply only in the case of violations of the restrictions contained in parts (a) and (b) of subparagraph (A)(2) of this Article Fifth.

(1) Transfer of Prohibited Shares and Prohibited Distributions to Agent. Upon demand by the Corporation, the Purported Acquiror shall transfer or cause the transfer of any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror’s possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the “Prohibited Distributions”), to an agent designated by the Corporation (the “Agent”). The Agent shall sell in an arms-length transaction (through the OTC Bulletin Board or through any other means consistent with applicable law) any Prohibited Shares transferred to the Agent by the Purported Acquiror. The proceeds of such sale shall be referred to as “Sales Proceeds.” If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares for the Agent, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to subparagraph (B)(2) below if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Shares by the Purported Acquiror other than a transfer which (a) is described in the preceding sentences of this subparagraph (B)(1) and (b) does not itself violate the provisions of this Article Fifth shall be null and void and shall not be effective to transfer any ownership of the Prohibited Shares.

(2) Allocation of Sale Proceeds, Resale Proceeds and Prohibited Distributions. The Sale Proceeds or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (a) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (b) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Any Resale Proceeds or Sales Proceeds in excess of the Agent’s expenses incurred in performing its duties hereunder and the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions (such excess amount and Prohibited Distributions are collectively the “Subject Amounts”), shall be paid over to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such Prohibited Shares or Subject Amounts inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in performing its duties hereunder.

(3) Prompt Enforcement Against Purported Acquiror. Within thirty (30) business days of learning of the purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock which would cause a Person or Public Group to become a Prohibited Party (as hereinafter defined), the Corporation through its Secretary shall demand that the Purported Acquiror or the Prohibited Party Group (as hereinafter defined) surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror or Prohibited Party Group within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this subparagraph (B)(3) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the Corporation to act within the time periods set out in this subparagraph (B)(3) shall not constitute a waiver of any right of the Corporation to compel any transfer required by, or take any action permitted by, this Article Fifth. Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock which would cause a Person or Public Group to become a Prohibited Party or any other violation of Section (A) of this Article Fifth, the Board of Directors may authorize such additional action as it deems advisable to give effect to the provisions of this Article Fifth, including, without limitation, refusing to give effect on the books of the Corporation to any such purported Transfer or instituting proceedings to enjoin any such purported Transfer.

(4) Other Remedies. In the event that the Board of Directors determines that a Person proposes to take any action in violation of subparagraph (A)(2) of this Article Fifth, or in the event that the Board of Directors determines after the fact that an action has been taken in violation of subparagraph (A)(2) of this Article Fifth, the Board of Directors, subject to subparagraph (B)(5) of this Article Fifth, may take such action as it deems advisable to prevent or to refuse to give effect to any purported Transfer or other action which would result, or has resulted, in such violation, including, but not limited to, refusing to give effect to such purported Transfer or other action on the books of the Corporation or instituting proceedings to enjoin such purported Transfer or other action. If any Person shall knowingly violate, or knowingly cause any other Person under the control of such Person (“Controlled Person”) to violate, subparagraph (A)(2) of this Article Fifth, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as would, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.

(5) No Restrictions on Settlement of Exchange Transactions. Nothing contained in this Article Fifth shall preclude the settlement of any transaction involving Stock entered into through the facilities of the OTC Bulletin Board, any stock exchange on which Stock is listed for trading or any inter-dealer quotation system. The application of the provisions and remedies described in this Section (B) of this Article Fifth shall be deemed not to so preclude any such settlement.

(6) Modification of Remedies For Certain Indirect Transfers. In the event of any Transfer of Stock or other event which does not involve a transfer of “securities” of the Corporation within the meaning of the DGCL (“Securities”), but which would cause a Person or Public Group (the “Prohibited Party”) to violate a restriction provided for in part (a) or (b) of subparagraph (A)(2) of this Article Fifth, the application of subparagraphs (B)(1) and (B)(2) shall be modified as described in this subparagraph (B)(6). In such case, the Prohibited Party and/or any Person or Public Group whose ownership of the Corporation’s Securities is attributed to the Prohibited Party pursuant to Section 382 of the Code and the Treasury Regulations thereunder (collectively, the “Prohibited Party Group”) shall not be required to dispose of any interest which is not a Security, but shall be deemed to have disposed of, and shall be required to dispose of, sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group) to cause the Prohibited Party, following such disposition, not to be in violation of part (a) or (b) of subparagraph (A)(2) of this Article Fifth. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities which are deemed to be disposed of shall be considered Prohibited Shares and shall be disposed of through the Agent as provided in subparagraphs (B)(1) and (B)(2) of this Article Fifth, except that the maximum aggregate amount payable to the Prohibited Party Group in connection with such sale shall be the fair market value of the Prohibited Shares at the time of the Prohibited Transfer.

(C) OBLIGATION TO PROVIDE INFORMATION. The Corporation may require as a condition to the registration of the Transfer of any Stock that the proposed Transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all direct or indirect beneficial or legal ownership of Stock or Options to acquire Stock by the proposed Transferee and by Persons controlling, or controlled by or under common control with, the proposed Transferee.

(D) LEGENDS. All certificates issued by the Corporation evidencing ownership of shares of Stock of this Corporation that are subject to the restrictions on transfer and ownership contained in this Article Fifth shall bear a conspicuous legend referencing the restrictions set forth in this Article Fifth.

(E) FURTHER ACTIONS. Subject to subparagraph (B)(5) of this Article Fifth, nothing contained in this Article Fifth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations) making one or more of the following actions necessary or desirable or in the event that the Board of Directors believes one or more of such actions is in the best interest of the Corporation, the Board of Directors may (1) accelerate or extend the Expiration Date, (2) modify the definitions of any terms set forth in this Article Fifth or (3) conform any provisions of Section (A) of this Article Fifth to the extent necessary to make such provisions consistent with the Code and Treasury Regulations following any changes therein; provided that the Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary or desirable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, as the case may be, which determination may be based upon an opinion of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to the stockholders of this Corporation within ten (10) days after the date of any such determination. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article Fifth for purposes of determining whether any acquisition of Stock would jeopardize the Corporation’s ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Article Fifth. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its transfer agent and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of Stock. The Board of Directors shall have the exclusive power and authority to administer this Article Fifth and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation, or as may be necessary or advisable in the administration of this Article Fifth, including, without limitation, the right and power to (1) interpret the provisions of this Article Fifth, and (2) make all calculations and determinations deemed necessary or advisable for the administration of this Article Fifth. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, the stockholders of the Corporation, holders of Options and all other parties; provided, however, the Board of Directors may delegate all or any portions of its duties and powers under this Article Fifth to a committee of the Board of Directors as it deems necessary or advisable.

(F) BENEFITS OF THIS ARTICLE FIFTH. Nothing in this Article Fifth shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article Fifth. This Article Fifth shall be for the sole and exclusive benefit of the Corporation and the Agent.

(G) SEVERABILITY. If any provision of this Article Fifth or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article Fifth.

SIXTH: The number, classification and terms of the Board of Directors of the Corporation and the procedures to elect directors and to remove directors shall be as follows:

(A) The number of directors that shall constitute the whole Board of Directors shall from time to time be fixed exclusively by the Board of Directors by a resolution adopted by a majority of the whole Board of Directors serving at the time of that vote. In no event shall the number of directors that constitute the whole Board of Directors be fewer than three or more than twelve. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors of the Corporation need not be selected by written ballot unless the Bylaws of the Corporation otherwise provide.

(B) The Board of Directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III, respectively, all as nearly equal in number as possible, with each director then in office receiving the classification that at least a majority of the Board of Directors designates. The initial term of office of the directors of Class I shall expire at the annual meeting of the stockholders of the Corporation to be held following the end of the 2002 fiscal year, of Class II shall expire at the annual meeting of stockholders of the Corporation to be held following the end of the 2003 fiscal year, and of Class III shall expire at the annual meeting of stockholders of the Corporation to be held following the end of the 2004 fiscal year, and in all cases as to each director until his successor is elected and qualified or until his earlier death, resignation or removal. At each annual meeting of the stockholders beginning with the annual meeting of the stockholders following the 2002 fiscal year, each director elected to succeed a director whose term is then expiring shall hold office until the third annual meeting of stockholders after his election and until his successor is elected and qualified or until his earlier death, resignation or removal. If the number of directors that constitutes the whole Board of Directors is changed as permitted by this Article Sixth, the majority of the whole Board of Directors that adopts the change shall also fix and determine the number of directors comprising each class; provided, however, that any increase or decrease in the number of directors shall be apportioned among the classes as equally as possible.

(C) No director of any class of directors of the Corporation shall be removed from office before the expiration date of that director’s term of office except for cause and by an affirmative vote of the holders of not less than two-thirds of the outstanding shares of the class or classes or series of stock then entitled to be voted at an election of directors of that class or series, voting together as a single class, cast at the annual meeting of stockholders or at any special meeting of stockholders called by a majority of the whole Board of Directors for this purpose. For purposes of removal of a director of the Corporation, “cause” shall mean (a) a final conviction of a felony involving moral turpitude or (b) willful misconduct that is materially and demonstrably injurious economically to the Corporation. For purposes of this definition of “cause,” no act, or failure to act, by a director shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Corporation or any Affiliate of the Corporation. “Cause” shall not exist unless and until the Corporation has delivered to the director a written notice of the act or failure to act that constitutes “cause” and such director shall not have cured such act or omission within 90 days after the delivery of such notice. As used in this Article Sixth, “Affiliate” has the meaning given such term under Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

(D) Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds of the shares of the Corporation then entitled to be voted in an election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Sixth.

SEVENTH: The Corporation shall indemnify and hold harmless any director, officer, employee or agent of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Corporation, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Eight by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Eighth, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

NINTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except as specifically stated herein.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any Creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of ss. 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of ss. 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH: Except as otherwise required by the laws of the State of Delaware, subject to any provision of this Certificate of Incorporation to the contrary, the stockholders and Directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or Directors.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THIRTEENTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any Person (as hereinafter defined) in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee which authorizes the contract or transaction, or solely because his vote is counted for such purpose, if: (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction. “Person” as used in this Article Thirteenth means any corporation, partnership, limited liability company, association, firm, trust, joint venture, political subdivision or instrumentality.

FOURTEENTH: The Corporation shall be subject to Section 203 of the DGCL.

FIFTEENTH: The name and address of the incorporator is David R. Burt, 1018 Ninth Avenue, King of Prussia, Pennsylvania, 19406.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, does hereby execute this Certificate of Incorporation this 14th day of January, 2002.

/s/ David R. Burt
David R. Burt
Incorporator